Exhibit 3.13

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

COLORADO PROFESSIONAL MEDICAL, INC.

Pursuant to the provisions of the Colorado Corporation Code, the undersigned Corporation adopts the following Articles of Amendments and Restates its Articles of Incorporation. These articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto:

The name of the Corporation is COLORADO PROFESSIONAL MEDICAL, INC.

The following Amended and Restated Articles of Incorporation were adopted on January 10, 1994. As prescribed by the Colorado Corporation Code, such Amended and Restated Articles of Incorporation were adopted by a vote of the shareholders. The number of shares voted for the Amended and Restated Articles of Incorporation was sufficient for approval.

ARTICLE I
NAME

The name of the Corporation shall be: COLORADO PROFESSIONAL MEDICAL, INC.

ARTICLE II

DURATION

The term of existence of the corporation shall be perpetual, unless dissolved according to the laws of the State of Colorado.

ARTICLE III
PURPOSES & POWERS

The purposes for which the corporation is organized and the nature of the activities and powers to be carried on by the corporation are as follows:

A.                                   To engage in the business of supplying rehabilitation equipment and services to referred customers and engage in all activities related thereto.

B.                                     To engage in any lawful activity and transact any lawful business for which corporations may be incorporated under the corporation laws of the State of Colorado, as from time to time amended.

C.                                     To own, purchase, lease and otherwise acquire real property; to improve such real properties and to rent, lease, let and otherwise use and dispose of improved and unimproved real properties.

D.                                    To apply for, register and obtain patents, trademarks, trade names and copyrights and to purchase or otherwise acquire rights and licenses under patents owned or held by others; and to grant licenses and franchises under, or to sell or otherwise dispose of, patents and patent rights, trademarks or trade names, trade secrets or similar business interests obtained by the corporation.

E.                                      To borrow or raise money without limit as to amount; to sell, create security interests in, pledge and otherwise dispose of and realize upon book accounts and other choices in action; to make, draw, accept, endorse, execute and issue bonds, debentures, notes or other obligations of any nature or in any manner for money so borrowed or in payment of property purchased or for any other of the objects or purposes of the corporation, and to secure the principal thereof and the interest thereon by mortgage upon, or creation of security interests, or pledge of, or conveyance or assignment in trust of, the whole or part of the property, real or personal, of the corporation, wherever situated and whether at the time owned or thereafter acquired; and in such manner and upon such terms as the Board of Directors or officers may from time to time determine, to sell, exchange, pledge, offer for discount or otherwise dispose of any and all such bonds, debentures, notes or other obligations.

F.                                      To purchase or otherwise acquire the properties and assets of any other person, firm or corporation and the business and goodwill thereof, when such acquisition is deemed to be advisable and to pay therefore in cash, or in its stocks, notes, debentures or bonds; and in any such transaction, to assume and undertake or guarantee payment of any part or all of the indebtedness or other obligation of the person, firm or corporation whose properties and business are so acquired.

G.                                     To purchase or otherwise acquire, and to invest in, hold, own and dispose of, the stock, bonds, notes, debentures and other obligations or securities issued by any person, firm, association or corporation, and the bonds or other evidences of the obligations of any government, state, territory, or province, or of any city, county or other governmental subdivision thereof; and to guarantee payment of dividends on, or of the principal or interest on, any stocks, bonds, notes, debentures or other securities or obligations of any person, firm, association or corporation in which the corporation has an interest as stockholder, creditor or otherwise.

H.                                    To buy, sell, trade, manufacture, deal in and deal with goods, wares and merchandise of every kind and nature, and to carry on such business as wholesalers, retailers, importers and exporters; to acquire all such merchandise, supplies, materials and other articles as shall be necessary or incidental to such business; to hold, acquire, mortgage, lease and convey real and personal property so far as necessary or expedient in conducting such business.

I.                                         To manufacture, fabricate, purchase or otherwise acquire or repair, invest in, hold, own, mortgage or otherwise lien, pledge, lease, broker, sell (at wholesale or retail, or both), assign and trade in and with, as principal or agent, or both, agricultural products (animal or vegetable, or both), goods, wares and merchandise of steel or any other metal, plastic, wood, rubber, chemical, or any other natural or synthetic substance, or product thereof and personal property of any and every class and description within or without the State of Colorado.

J.                                        To acquire lands containing or believed to contain oil, petroleum and mineral substances, and to lease, let, hold, exploit, develop, sell, convey and otherwise deal in said lands, to drill or mine for oil, gas and minerals; to establish, purchase and deal in oil, gas and mineral royalties and leases; to refine, distribute, process and deal in petroleum, petroleum products and mineral substances and to erect, mortgage, convey, lease and otherwise deal in and deal with refineries, processing plants, factories, gas compression plants and any other structures found necessary, useful or desirable for the business for this corporation; and to engage in the transportation for itself and for hire of petroleum and any petroleum products; the corporation shall not engage in the oil pipeline business.

K.                                    To enter into, make, perform and carry out contracts of every sort and kind which may be necessary or convenient for the business of the corporation, or business of a similar nature, with any person, corporation, private, public or municipal body politic under the government of the United States or any state, territory, province, or possession thereof, or any foreign government so far as and to the extent that the same may be done and performed by corporations organized under the laws of the State of Colorado.

L.                                      To purchase or otherwise acquire shares of its own capital stock, and to hold, sell, exchange, pledge, or otherwise dispose of or retire the same; provided, that the corporation shall not use any of its funds or property for the purchase of its own shares when such use would cause any impairment of the capital of the corporation, and provided, that the shares of its own stock belonging to the corporation shall not be voted directly or indirectly while so owned.

M.                                 To undertake and carry on any business transaction or operation commonly carried on or undertaken by capitalists, promoters, financiers, contractors, merchants, commissionmen, or agents and in the course of such business, to draw, accept, endorse, acquire, sell and deal in every lawful manner whatsoever, in all or any negotiable or nonnegotiable instruments or securities. To carry on business as factors, agents, commission merchants or merchants.

N.                                    To enter into general partnerships, limited partnerships (whether the corporation be a limited or general partner), joint ventures, syndicates, pools, associations and other arrangements for carrying on one or more of the purposes set forth in this Article III of the Articles of Incorporation, jointly or in common with others.

O.                                    To do any and all things herein set forth, and in addition, such other acts and things as are necessary or convenient to the attainment of the purposes of the corporation, or any of them, to the same extent as natural persons lawfully might or could do in any part of the world, insofar as such acts are permitted to be done by a corporation organized under the laws of the State of Colorado.

P.                                      The foregoing enumeration of specific powers shall not be deemed to limit or restrict in any manner the general powers, rights and privileges of the corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Colorado upon corporations organized under the provisions of the Colorado Corporation Code.

ARTICLE V
CAPITAL STOCK

Q.                                    Authorized Shares: The aggregate number of shares which the corporation shall have the authority to issue is fifty thousand (50,000) shares of common stock with no par value, such stock consisting of one class only. All authorized shares shall be issued from time to time upon resolution of the Board of Directors.

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R.                                          Transfer Restrictions: The corporation shall have the right, by a vote of two-thirds (2/3) of all the members of the Board of Directors, to impose restrictions upon the transfer of any shares of its common stock, or any interest therein; provided that such restrictions, if any, shall be set forth upon the face or back of the certificates representing such shares of common stock.

S.                                           Preemptive Rights: The shareholders of the corporation shall have the preemptive right to purchase, at such respective equitable prices, terms and conditions, as shall be fixed by the Board of Directors, such of the shares of the corporation as may be issued, from time to time. Such preemptive right shall apply to all shares issued, whether such additional shares constitute a part of the shares presently or subsequently authorized or constitute shares held in the treasury of the corporation, and shall be exercised in the respective portion which the number of shares held by each shareholder at the time of such issue bares to the total number of shares outstanding in the name of all shareholders at such time.

T.                                          Cumulative Voting: The cumulative system of voting for directors or for any other purpose shall be allowed.

ARTICLE V
DIRECTORS

U.                                         Number: The number of directors of the corporation shall be fixed, from time to time, by its bylaws and be increased or decreased as therein provided; provided, however, the number thereof shall be not fewer than three (3), except that there need to be only as many directors as there are shareholders in the event that the outstanding shares are, or initially will be, held by fewer than three (3) shareholders. The initial Board of Directors of the corporation shall consist of one (1) director and the name and address of the person who is to serve as director of the corporation until the first annual meeting of the shareholders, and until their successor is duly elected and qualified, is as follows:

Name	Address

LORA RUSIN QUIRK	15146 W. Golden, Maple Avenue Colorado 80401

ARTHUR DAVID QUIRK	15146 W. Golden, Maple Avenue
Colorado 80401

V.                                               Liability: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from (i) any breach of the director’s loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, or (iv) any other act expressly prescribed or for which directors are otherwise liable under the Colorado Corporation Code. If the Colorado Corporation Code is subsequently amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the corporation shall be limited or eliminated to the fullest extent permitted by the Colorado Corporation Code or other Colorado law, as so amended. Any repeal or modification of this paragraph V.B. by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VI
INDEMNIFICATION

The corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the corporation may serve or at any time have served as directors or officers of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer of person shall be adjudged in any action, to be liable for negligence or misconduct, in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders, or otherwise.

ARTICLE VI
INTERESTED PARTIES

In the absence of fraud, no contract or other transaction between the corporation and any other person, firm, partnership,

corporation, trust, joint venture, syndicate or other entity shall be in any way affected or invalidated solely by reason of the fact that any director or officer of the corporation is pecuniarily or otherwise interested in, or is a director, officer, shareholder, employee, fiduciary or member of such other entity, or solely by reason of the fact that any director is in any way interested, may be a party to or may be interested in a contract or other transaction of the corporation.

ARTICLE VIII
PLACE OF BUSINESS AND MEETINGS

The business of the corporation may be carried on in such other places within or without the State of Colorado as the Board of Directors shall designate.

The Board of Directors shall have the power to change the registered office and agent of the corporation.

The corporation may have such offices and places of business within and without the State of Colorado as may be determined by the Board of Directors.

Meetings of the stockholders and members of the Board of Directors may be held from time to time outside the State of Colorado, at such times and places as may be designated by the Bylaws or resolutions of the Board of Directors.

ARTICLE IX
AMENDMENTS

W.                           Articles of Incorporation: The shareholders shall have the power to amend these articles of incorporation in accordance with the provisions of the Colorado Corporation Code.

X.                               Bylaws: The Board of Directors of the corporation shall have the power to make, alter, amend and/or repeal the Bylaws as they may deem proper and expedient for the management of the affairs of the corporation. The Bylaws may contain any provisions for the regulation and management of internal affairs of the corporation not inconsistent with the laws of the State of Colorado or with these articles of incorporation.

ARTICLE X
REGISTERED OFFICE & AGENT

The initial registered office of the Corporation shall be 7711 W. 6th Avenue, Unit G, Lakewood, Colorado 80215. The initial registered agent at such address shall be Lora Rusin Quirk.

ARTICLE XI
INCORPORATOR

The name and address of the incorporator is:

LORA RUSIN QUIRK

7711 W. 6th Avenue, Unit G

Lakewood, Colcrado 80215

The manner, if not set forth in such amendment and restatement, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment and restatement shall be effected, is as follows:

None.

The manner in which such amendment and restatement effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

None.

COLORADO PROFESSIONAL MEDICAL, INC., a Colorado corporation

By:	/s/ Lora Rusin Quirk
Lora Rusin Quirk, President

and:	/s/ Dana C. Weaver
Dana C. Weaver, Secretary

and:	/s/ Lora Rusin Quirk
Lora Rusin Quirk, Director

and:	/s/ Arthur David Quirk
Arthur David Quirk, Director